Exhibit 99.1

Rocket Companies Appoints Datadog COO Adam Blitzer to Board of Directors

Technology entrepreneur and enterprise software leader brings deep experience scaling global platforms and putting AI to work.

DETROIT, November 12, 2026 – Rocket Companies (NYSE: RKT), the Detroit-based homeownership platform, today announced the appointment of Adam Blitzer, Chief Operating Officer of Datadog (NASDAQ: DDOG), as an independent director to its Board of Directors.

Blitzer has spent nearly two decades building and scaling technology businesses. He co-founded Pardot, led major software platforms at Salesforce, and today serves as COO of Datadog, whose technology helps companies around the world monitor, secure and improve the performance of their cloud and AI applications. His appointment strengthens Rocket's Board as the company brings AI into every stage of homeownership.

“AI will rewrite how Americans buy and own homes. We're not waiting around to see how,” said Varun Krishna, CEO of Rocket Companies. “Adam built a company from scratch, scaled global software businesses, and now helps lead Datadog at the center of the AI economy. He knows the difference between AI that makes headlines and AI that actually works. That's the kind of thinking we want in our Boardroom.”

Rocket is already putting AI to work across its business. AI voice agents handle 65% of inbound servicing calls, while AI completes the credit pull before a client speaks to a loan officer on nearly 20% of Rocket's direct-to-consumer volume. These capabilities are reducing manual work, accelerating decisions and changing how Rocket serves millions of clients.

Through its acquisitions of Redfin and Mr. Cooper, Rocket has brought together home search, mortgage financing, closing and servicing. With 30 petabytes of data, decades of client relationships and a connected homeownership platform, Rocket is applying AI to an industry long defined by fragmented processes, unnecessary costs and complexity.

Blitzer co-founded marketing automation company Pardot in 2007, helping grow the business through its acquisition by ExactTarget and subsequent integration into Salesforce. During eight years at Salesforce, he held senior leadership positions, including Executive Vice President and General Manager of Digital, overseeing Marketing Cloud, Commerce Cloud and Experience Cloud.

“At Datadog, we see firsthand what it takes to move AI from experimentation into the systems businesses depend on every day,” said Blitzer. “Rocket has something powerful: enormous amounts of data, millions of client relationships and businesses that span the entire homeownership experience. The opportunity to bring those assets together with AI is significant. I'm excited to join the Board and help Rocket pursue it.”

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About Rocket Companies

Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based homeownership platform including mortgage, real estate and personal finance businesses: Rocket Mortgage, Redfin, Rocket Close, Rocket Money and Rocket Loans.

With insights from more than 160 million calls with clients each year, 30 petabytes of data and a mission to Help Everyone Home, Rocket Companies is building an AI-powered homeownership platform designed to make buying, financing and owning a home simpler and more affordable.

For more information, visit the Company's corporate website or investor relations website.